SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 11, 2002
Date of Earliest Event Reported: August 27, 2002

OpenTV Corp.
(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands
(State or Other Jurisdiction of Incorporation)

001-15473	98-0212376
(Commission File Number)	(I.R.S. Employer Identification No.)

401 East Middlefield Road
Mountain View, CA 94043
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 429-5500

Item 1.    Change in Control of Registrant.

On August 27, 2002, the transactions contemplated by the Stock Purchase Agreement, dated May 8, 2002, as amended (the “Stock Purchase Agreement”), among MIH Limited (“MIHL”), OTV Holdings Limited, a wholly-owned subsidiary of MIHL (“OTVH”), Liberty Media Corporation (“Liberty”) and LDIG OTV, Inc., a wholly owned subsidiary of Liberty (“LDIG OTV”), were consummated. OpenTV Corp. (“OpenTV”) is not a party to the Stock Purchase Agreement.

Pursuant to the Stock Purchase Agreement, LDIG OTV purchased 365,460 Class A Ordinary Shares (“A Ordinary Shares”) of OpenTV from OTVH and Liberty purchased 30,206,154 Class B Ordinary Shares (“B Ordinary Shares” and, together with A Ordinary Shares, “Ordinary Shares”) of OpenTV from OTVH, all for an aggregate purchase price of US $184,958,265, which was paid by delivery of US $46,239,567 in cash and 15,385,836 shares of Liberty’s Series A Common Stock, par value $.01 per share (“Liberty Series A Stock”). The cash portion of the purchase price was provided from Liberty’s working capital and other available funds, and the stock portion of the purchase price was in the form of newly issued shares of Liberty Series A Stock.

Based on information provided by Liberty to OpenTV, following the acquisition of A Ordinary Shares and B Ordinary Shares pursuant to the Stock Purchase Agreement, Liberty holds, directly and indirectly through its control of LDIG OTV, an aggregate of 2,313,716 A Ordinary Shares and 30,510,150 B Ordinary Shares, representing approximately 46% of the economic interest and 89% of the voting power of the Ordinary Shares outstanding as of April 30, 2002. Each A Ordinary Share entitles its holder to one vote, and each B Ordinary Share entitles its holder to ten votes. The holders of A Ordinary Shares and B Ordinary Shares are generally entitled to vote as a single class on all matters upon which holders of Ordinary Shares have a right to vote, subject to the requirements of applicable law. As a result of its direct and indirect ownership of Ordinary Shares, and the voting power attributable thereto, Liberty has the ability to elect all of the members of OpenTV’s board of directors and, subject to applicable law and the terms of an Amended and Restated Stockholders’ Agreement, dated October 23, 1999, among OpenTV, OpenTV Inc., OTVH, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc., to otherwise generally direct the business and affairs of OpenTV, including the power to approve mergers and other extraordinary corporate transactions and amendments to OpenTV’s Memorandum of Association and Articles of Association.

Pursuant to the Stock Purchase Agreement, immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement and in the following order (a) OTVH caused Messrs. Jacobus Stofberg, Jacobus Bekker and Jan Steenkamp, each of whom is a current or former director or officer of MIHL or one of its affiliates, to resign from the board of directors of OpenTV, (b) the board of directors of OpenTV appointed Messrs. Robert R. Bennett, Peter C. Boylan III, J. David Wargo and Anthony G. Werner to fill one of the pre-existing vacancies on the board of directors and the vacancies created by the resignations of Messrs. Stofberg, Bekker and Steenkamp, with such persons to serve as directors of OpenTV until their respective successors are duly elected and qualified, and (c) OTVH caused Messrs. Stephan Pacak, Allan Rosenzweig and Stephen Ward, each of whom is a current or former director or officer of MIHL or one of its affiliates, to resign from the board of directors of OpenTV. In addition, Mr. David Steel, an independent director, resigned from the board of directors of OpenTV concurrently with the actions described in clause (c) of the preceding sentence. As of the date hereof, of the eleven seats authorized on OpenTV’s board of directors, six remain vacant with the remaining five occupied by Messrs. James J. Ackerman, Bennett, Boylan, Wargo and Werner.

Upon Liberty’s acquisition of Ordinary Shares pursuant to the Stock Purchase Agreement, OpenTV ceased to be a “foreign private issuer” as defined by Rule 3b-4(c) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, pursuant to Rule 3a12-3(b) promulgated under the Exchange Act, OpenTV is now subject to Sections 14(a), 14(b), 14(c), 14(f) or 16 of the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2002

OPENTV CORP.

By:	/s/ SCOTT H. RAY
Name: Scott H. Ray Title: Executive Vice President and Chief Financial Officer